EXHIBT 99.1

FOR IMMEDIATE RELEASE
JUNE 30, 2009

CONTACT:

Bill Hodges
Chief Financial Officer
919-913-1030

POZEN SUBMITS NEW DRUG APPLICATION FOR VIMOVO™ (PN 400)

Chapel Hill, N.C., June 30, 2009 — POZEN Inc. (NASDAQ: POZN), today announced the submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for the marketing approval of VIMOVO™ (PN 400), the combination of enteric coated (EC) naproxen and immediate release esomeprazole. POZEN and AstraZeneca entered into a global co-development agreement for VIMOVO in August 2006. Pending regulatory approval, the proposed trade name is VIMOVO and the proposed indications are for the signs and symptoms of osteoarthritis, rheumatoid arthritis and ankylosing spondylitis in patients who are at risk for developing NSAID-associated ulcers.

The NDA submission is based on data from a comprehensive clinical trials program. POZEN conducted two pivotal studies (301/302) under a special protocol assessment agreed with the FDA, which met their primary endpoints. In the 301/302 studies, significantly fewer subjects taking VIMOVO experienced endoscopically confirmed gastric ulcers compared to subjects receiving EC naproxen. The primary endpoint was the cumulative incidence of gastric ulcers through six months. In each of the trials, approximately 400 subjects received either VIMOVO or EC naproxen (500 mg), twice daily, over a six-month treatment period. Subjects underwent upper endoscopies at baseline and at one, three, and six months. Upon the FDA’s acceptance for filing of the NDA, a $10 million milestone payment from AstraZeneca will be payable to POZEN.

About Osteoarthritis
Osteoarthritis (OA) is a degenerative joint disease caused by the breakdown and eventual loss of the cartilage of one or more joints. Osteoarthritis is the most common form of arthritis and the most common cause of chronic pain, affecting nearly 140 million individuals worldwide,1 and impacting approximately 18% of women and 9.6% of men aged 60 and above.2,3 A combination of factors can contribute to osteoarthritis, including being overweight, aging, joint injury or stress, heredity and muscle weakness.4 Osteoarthritis commonly affects the hands, feet, spine or large weight-bearing joints, such as the hips and knees.5 In the U.S., the average direct cost of osteoarthritis is about $2,600 per year out-of-pocket expenses. Total annual disease costs are $5,700 (2000) and job-related osteoarthritis costs are $3.4 to $13.2 billion per year.6

About POZEN
POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions. POZEN has development and commercialization alliances with GlaxoSmithKline for Treximet®, which was approved in 2008 by the United States Food and Drug Administration for the acute treatment of migraine attacks, with or without aura, in adults, and with AstraZeneca for VIMOVO™, a proprietary fixed dose combination of naproxen with the proton pump inhibitor esomeprazole magnesium in a single tablet for conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers. The Company’s common stock is traded on The NASDAQ Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended March 31, 2009. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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1 World Health Organization. "Point prevalence ('000s) for selected causes: by sex, age and WHO subregion,: 2001." www.who.int/healthinfo/statistics/gbdwhoregionprevalence2001.xls

2 "Chronic rheumatic conditions” Fact Sheet. World Health Organization. http://www.who.int/chp/topics/rheumatic/en/. Accessed September 2008

3 Centers for Disease Control and Prevention. MMWR Morb Mortal Wkly Rep. 2002;51:948-950

4 Osteoarthritis: Causes. The Mayo Clinic. http://www.mayoclinic.com/health/osteoarthritis/DS00019/DSECTION=causes. Accessed February 9, 2009

5 American College of Rheumatology. Osteoarthritis. http://www.rheumatology.org/public/factsheets/diseases_and_conditions/osteoarthritis.asp. Accessed February 23, 2009

6 Centers for Disease Control and Prevention. Arthritis Types – Overview Osteoarthritis. http://www.cdc.gov/arthritis/arthritis/osteoarthritis.htm